EXHIBIT 99

Community Bank Shares of Indiana, Inc.

Authorization for Dividend Reinvestment Plan

Please enroll me in the Community Bank Shares of Indiana, Inc. Dividend Reinvestment Plan as indicated below.

1. ☐
Full Dividend Reinvestment — Please apply dividends on all shares of Community Bank Shares of Indiana, Inc. common stock held in my account to the purchase of additional shares of Community Bank Shares of Indiana, Inc. common stock.

2. ☐
Partial Dividend Reinvestment — Please apply dividends on  _________ (specify either 25%, 50% or 75%) of my shares of Community Bank Shares of Indiana, Inc. common stock registered in my name to the purchase of additional shares of Community Bank Shares of Indiana, Inc. common stock.

Please print

Name: __________________________________

Social Security Number: ____________________

Address: __________________________

_________________________________

All persons whose Names Appear on the
Certificate Must Sign.

Stockholder’s Signature	Date

Stockholder’s Signature	Date